News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Fiscal 2026 First Quarter Results

Delivers Strong EPS Growth, Executes Significant Share Repurchases, and Reaffirms Full-Year Outlook

ST. LOUIS, June 10, 2026—Core & Main, Inc. (NYSE: CNM) ("Core & Main"), a leading specialty distributor dedicated to advancing reliable infrastructure with local service, nationwide, today announced financial results for the first quarter ended May 3, 2026.

Fiscal 2026 First Quarter Results (Compared with Fiscal 2025 First Quarter)

•Net sales of $1,910 million

•Gross profit increased 2.0% to $520 million; gross profit margin increased 50 bps to 27.2%

•Net income increased 7.6% to $113 million

•Adjusted EBITDA (Non-GAAP) increased 0.9% to $226 million; Adjusted EBITDA margin (Non-GAAP) increased 10 bps to 11.8%

•Diluted earnings per share increased 9.6% to $0.57

•Adjusted Diluted Earnings Per Share (Non-GAAP) increased 5.9% to $0.72

•Net cash provided by operating activities of $82 million

•Deployed $88 million to repurchase 1.8 million shares during the quarter, and deployed an additional $37 million to repurchase 0.8 million shares subsequent to quarter end

•Opened five new greenfield locations in attractive markets

•Reaffirms full-year fiscal 2026 outlook

“I want to thank our teams across the country for their disciplined execution, which continues to advance our strategic priorities and strengthen our position with our customers,” said Mark Witkowski, CEO of Core & Main.

“In the first quarter, we delivered solid results despite a dynamic macroeconomic environment and strong prior-year comparison. Municipal demand remained healthy, supported by ongoing repair-and-replace activity and infrastructure investment. Our performance was driven by strong execution across our sales initiatives, including double-digit and high-single-digit growth in our treatment plant solutions and smart utility categories, respectively, reflecting continued customer demand for integrated solutions to support aging water infrastructure.

We also expanded our footprint with five new greenfield locations in attractive markets, while delivering year-over-year gross margin expansion through execution of our gross margin initiatives. Strong cash flow generation supported continued investment in growth and returning capital to shareholders through share repurchases, demonstrating our balanced approach to capital allocation.

Looking ahead, we remain focused on executing our growth initiatives, expanding margins, and supporting customers on complex infrastructure projects as we continue to create long-term value for shareholders.”

cont.

Three Months Ended May 3, 2026

Net sales for the three months ended May 3, 2026 was $1,910 million compared with $1,911 million for the three months ended May 4, 2025. Net sales were essentially flat primarily due to decreased volume that was offset by acquisitions. Net sales for pipes, valves & fittings and storm drainage decreased due to lower volume partially offset by acquisitions. Net sales of fire protection products increased due to higher volume and higher selling prices. Net sales of smart utility products increased due to higher volume.

Gross profit for the three months ended May 3, 2026 increased $10 million, or 2.0%, to $520 million compared with $510 million for the three months ended May 4, 2025. Gross profit as a percentage of net sales for the three months ended May 3, 2026 was 27.2% compared with 26.7% for the three months ended May 4, 2025. The overall increase in gross profit as a percentage of net sales was primarily attributable to favorable impacts from the execution of our gross margin initiatives and disciplined purchasing and pricing management.

Selling, general and administrative ("SG&A") expenses for the three months ended May 3, 2026 increased $6 million, or 2.0%, to $299 million compared with $293 million during the three months ended May 4, 2025. SG&A expenses as a percentage of net sales were 15.7% for the three months ended May 3, 2026 compared with 15.3% for the three months ended May 4, 2025. The increase was primarily attributable to higher distribution costs and investments to support long-term growth, including greenfield expansion and sales initiatives, partially offset by the benefits of recent cost actions.

Operating income for the three months ended May 3, 2026 increased $6 million, or 3.5%, to $177 million compared with $171 million during the three months ended May 4, 2025. The increase in operating income was primarily attributable to higher gross profit partially offset by higher SG&A expenses.

Net income for the three months ended May 3, 2026 increased $8 million, or 7.6%, to $113 million compared with $105 million for the three months ended May 4, 2025. The increase in net income was primarily attributable to an increase in operating income and lower interest expense.

The Class A common stock basic earnings per share for the three months ended May 3, 2026 increased 7.5% to $0.57 compared with $0.53 for the three months ended May 4, 2025. The Class A common stock diluted earnings per share for the three months ended May 3, 2026 increased 9.6% to $0.57 compared with $0.52 for the three months ended May 4, 2025. The basic and diluted earnings per share increased due to an increase in net income and lower Class A share counts following share repurchase transactions.

Adjusted EBITDA for the three months ended May 3, 2026 increased $2 million, or 0.9%, to $226 million compared with $224 million for the three months ended May 4, 2025. The increase in Adjusted EBITDA was primarily attributable to higher gross profit partially offset by higher SG&A expenses. For a reconciliation of Adjusted EBITDA to net income or net income attributable to Core & Main, Inc., the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Adjusted Diluted Earnings Per Share ("Adjusted Diluted EPS") for the three months ended May 3, 2026 increased 5.9% to $0.72 compared with $0.68 for the three months ended May 4, 2025. The increase in Adjusted Diluted EPS was primarily attributable to an increase in net income and lower Class A share counts following share repurchase transactions. For a reconciliation of Adjusted Diluted EPS to diluted earnings per share, the most comparable GAAP financial metric, as applicable, see “Non-GAAP Financial Measures” below.

Liquidity and Capital Resources

Net cash provided by operating activities was $82 million for the three months ended May 3, 2026 compared with $77 million for the three months ended May 4, 2025. The $5 million increase was due to an increase in net income and lower investment in working capital in the three months ended May 3, 2026 partially offset by the timing of certain interest payments.

Core & Main Announces Fiscal 2026 First Quarter Results

Net Debt, calculated as gross consolidated debt net of cash and cash equivalents, as of May 3, 2026 was $2,010 million compared with $2,276 million as of May 4, 2025. The decrease in Net Debt was primarily attributable to lower borrowings on our senior asset-based revolving credit facility ("Senior ABL Credit Facility").

As of May 3, 2026, there were no outstanding borrowings on our Senior ABL Credit Facility, which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of May 3, 2026, after giving effect to approximately $24 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $1,226 million under the Senior ABL Credit Facility, subject to borrowing base availability.

Fiscal 2026 Outlook

Core & Main reaffirms its full-year fiscal 2026 outlook issued in March 2026.

•Net sales of $7,800 to $7,900 million, reflecting net sales growth of 2% to 3%
•Adjusted EBITDA (Non-GAAP) of $950 to $980 million
•Adjusted EBITDA Margin (Non-GAAP) of 12.2% to 12.4%
•Operating Cash Flow of 60% to 70% of Adjusted EBITDA

Conference Call & Webcast Information

Core & Main will host a conference call and webcast on June 10, 2026, at 8:30 a.m. ET to discuss the company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing 833-461-5787 or +1-585-542-9983 (international). The passcode for the call is 475436821. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure® with local service, nationwide®. As a specialty distributor with a focus on water, wastewater, storm drainage and fire protection products and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets in the United States and Canada. With more than 370 locations, the company provides its customers local expertise backed by a national supply chain. Core & Main’s 5,600 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Core & Main Announces Fiscal 2026 First Quarter Results

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, all statements other than statements of historical or current facts contained in this press release, including statements relating to our intentions, beliefs, assumptions or current expectations concerning, among other things, our future results of operations and financial position, business strategy and plans and objectives of management for future operations, including, among others, statements regarding expected growth, future capital expenditures, capital allocation and debt service obligations, and the anticipated impact on our business.

Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition, cash flows and the development of the market in which we operate are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed under the captions “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2026 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2026, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for contracts; price fluctuations in our product costs (including effects of tariffs); our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and regional managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or limited supplier distribution rights are terminated; changes in supplier rebates or other terms of our supplier agreements; the availability of freight; the ability of our customers to make payments on credit sales; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of environmental, social and governance and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our brand or reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; our ability to continue our customer relationships with short-term contracts; risks associated with operating internationally, including exporting and importing of certain products; our indebtedness and the potential that we may incur additional indebtedness that might restrict our operating flexibility; the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our
Core & Main Announces Fiscal 2026 First Quarter Results

Annual Report on Form 10-K for the fiscal year ended February 1, 2026); increases in interest rates on our variable rate indebtedness; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2026.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Investor Relations:
Landon Althoff, 314-372-0264
InvestorRelations@CoreandMain.com

Media Relations:
Patrick Lunsford, 314-789-0726
Media@CoreandMain.com

Core & Main Announces Fiscal 2026 First Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data), unaudited

	Three Months Ended
	May 3, 2026	May 4, 2025

Net sales	$1,910	$1,911
Cost of sales	1,390	1,401
Gross profit	520	510
Operating expenses:
Selling, general and administrative	299	293
Depreciation and amortization	44	46
Total operating expenses	343	339
Operating income	177	171
Interest expense	27	30
Income before provision for income taxes	150	141
Provision for income taxes	37	36
Net income	113	105
Less: net income attributable to non-controlling interests	5	5
Net income attributable to Core & Main, Inc.	$108	$100

Earnings per share (“EPS”)
Basic	$0.57	$0.53
Diluted	$0.57	$0.52
Number of shares used in computing EPS
Basic	188,379,992	189,802,381
Diluted	195,682,551	198,700,476
Core & Main Announces Fiscal 2026 First Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data), unaudited

	May 3, 2026	February 1, 2026
ASSETS
Current assets:
Cash and cash equivalents	$150	$220
Receivables, net of allowance for credit losses of $25 and $22, respectively	1,259	1,048
Inventories	1,103	986
Prepaid expenses and other current assets	45	48
Total current assets	2,557	2,302
Property, plant and equipment, net	184	178
Operating lease right-of-use assets	297	287
Intangible assets, net	791	823
Goodwill	1,921	1,920
Deferred income taxes	561	565
Other assets	13	10
Total assets	$6,324	$6,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$24	$24
Accounts payable	814	512
Accrued compensation and benefits	65	123
Current operating lease liabilities	77	75
Other current liabilities	126	140
Total current liabilities	1,106	874
Long-term debt	2,120	2,124
Non-current operating lease liabilities	223	214
Deferred income taxes	89	89
Tax receivable agreement liabilities	642	680
Other liabilities	30	30
Total liabilities	4,210	4,011
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized, 187,866,769 and 188,770,435 shares issued and outstanding as of May 3, 2026 and February 1, 2026, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 6,347,204 and 6,611,263 shares issued and outstanding as of May 3, 2026 and February 1, 2026, respectively	—	—
Additional paid-in capital	1,253	1,246
Retained earnings	786	755
Accumulated other comprehensive (loss)	(1)	(6)
Total stockholders’ equity attributable to Core & Main, Inc.	2,040	1,997
Non-controlling interests	74	77
Total stockholders’ equity	2,114	2,074
Total liabilities and stockholders’ equity	$6,324	$6,085

Core & Main Announces Fiscal 2026 First Quarter Results

CORE & MAIN, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions, unaudited

	Three Months Ended
	May 3, 2026	May 4, 2025
Cash Flows From Operating Activities:
Net income	$113	$105
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	47	48
Equity-based compensation expense	3	5
Deferred income tax expense	6	3
Other	2	4
Changes in assets and liabilities:
(Increase) decrease in receivables	(213)	(257)
(Increase) decrease in inventories	(119)	(163)
(Increase) decrease in other assets	(1)	(5)
Increase (decrease) in accounts payable	301	361
Increase (decrease) in accrued liabilities	(57)	(24)
Net cash provided by operating activities	82	77
Cash Flows From Investing Activities:
Capital expenditures	(14)	(13)
Other	(7)	(3)
Net cash used in investing activities	(21)	(16)
Cash Flows From Financing Activities:
Repurchase and retirement of equity interests	(88)	(39)
Distributions to non-controlling interest holders	(2)	(2)
Payments pursuant to Tax Receivable Agreements	(42)	(18)
Borrowings on asset-based revolving credit facility	—	100
Repayments on asset-based revolving credit facility	—	(93)
Repayments of long-term debt	(6)	(6)
Debt issuance costs	(2)	—
Other	9	(3)
Net cash used in financing activities	(131)	(61)
Decrease in cash and cash equivalents	(70)	—
Cash and cash equivalents at the beginning of the period	220	8
Cash and cash equivalents at the end of the period	$150	$8

Cash paid for interest (excluding effects of interest rate swap)	$41	$14
Cash paid for income taxes	29	29

Core & Main Announces Fiscal 2026 First Quarter Results

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt and Adjusted Diluted EPS, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income, net income attributable to Core & Main, Inc. or diluted earnings per share, as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including but not limited to (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the initial public offering and subsequent secondary offerings, (d) expenses associated with acquisition and other activities and (e) other income. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Net Debt as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents.

We define Adjusted Diluted EPS as diluted earnings per share adjusted for (a) amortization of intangible assets, (b) loss on debt modification and extinguishment, (c) equity-based compensation, (d) expenses associated with acquisition and other activities, (e) expenses associated with the initial public offering and subsequent secondary offerings, (f) other income and (g) the tax impact of these Non-GAAP adjustments, divided by the weighted-average number of shares of our common stock outstanding on a fully diluted basis for the applicable period. Diluted earnings per share is the most directly comparable GAAP measure to Adjusted Diluted EPS.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt and Adjusted Diluted EPS to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA and Adjusted Diluted EPS include amounts otherwise attributable to non-controlling interests as we manage the consolidated Company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

No reconciliation of the estimated range for Adjusted EBITDA and Adjusted EBITDA margin for fiscal 2026 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc., without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

Core & Main Announces Fiscal 2026 First Quarter Results

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented:

(Amounts in millions)	Three Months Ended
	May 3, 2026	May 4, 2025
Net income attributable to Core & Main, Inc.	$108	$100
Plus: net income attributable to non-controlling interest	5	5
Net income	113	105
Depreciation and amortization (1)	46	47
Provision for income taxes	37	36
Interest expense	27	30
EBITDA	$223	$218
Equity-based compensation	3	5
Acquisition and other expenses (2)	—	1
Adjusted EBITDA	$226	$224

(1)Includes depreciation of certain assets which are reflected in “cost of sales” in our Statement of Operations.

(2)Represents expenses associated with acquisition and other activities, including transaction costs, post-acquisition employee retention bonuses, severance payments and expense recognition of purchase accounting fair value adjustments (excluding amortization).

The following table sets forth a reconciliation of diluted earnings per share to Adjusted Diluted EPS for the periods presented:

	Three Months Ended
	May 3, 2026	May 4, 2025
Diluted earnings per share	$0.57	$0.52
Amortization of intangible assets	0.18	0.18
Equity-based compensation	0.02	0.03
Acquisition and other expenses (1)	—	0.01
Income tax impact of adjustments (2)	(0.05)	(0.06)
Adjusted Diluted Earnings Per Share	$0.72	$0.68

(1)Represents expenses associated with acquisition and other activities, including transaction costs, post-acquisition employee retention bonuses, severance payments and expense recognition of purchase accounting fair value adjustments (excluding amortization).

(2) Represents the tax impact on the above non-GAAP adjustments.

Core & Main Announces Fiscal 2026 First Quarter Results

The following table sets forth a calculation of Net Debt for the periods presented:

(Amounts in millions)	As of
	May 3, 2026	May 4, 2025
Senior ABL Credit Facility due April 2031	$—	$100
Senior Term Loan due July 2028	1,230	1,245
Senior Term Loan due February 2031	930	939
Total Debt	$2,160	$2,284
Less: Cash & Cash Equivalents	(150)	(8)
Net Debt	$2,010	$2,276

Core & Main Announces Fiscal 2026 First Quarter Results